Exhibit 10.3

AMENDED AND RESTATED NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Dated as of the 12 day of April, 2018
between
KEWSONG LEE
as Lessor,
and
CARLYLE INVESTMENT MANAGEMENT L.L.C.
as Lessee,

concerning one (1) 2011 Gulfstream aircraft bearing U.S. registration number N300AY, and manufacturer's serial number 5309

INSTRUCTIONS FOR COMPLIANCE WITH
"TRUTH IN LEASING" REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Aircraft Lease Agreement:
mail a copy of the executed document, without Schedule A, to the following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice of the departure airport and proposed time of departure of said first flight, by telephone or facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Amended and Restated Non-Exclusive Aircraft Lease Agreement in the aircraft at all times.

* * *

Schedule A contains only economic rental data and is
intentionally omitted for FAA submission purposes.

This AMENDED AND RESTATED NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (the "Agreement") is entered into as of April 12, 2018 (the "Effective Date"), by and between KEWSONG LEE ("Lessor"), and CARLYLE INVESTMENT MANAGEMENT L.L.C. ("Lessee").

W I T N E S S E T H :

WHEREAS, on September 29, 2017 the Lessor and the Lessee entered into a Non-Exclusive Aircraft Lease Agreement (the "Original Lease) in regard to one (1) 2008 Bombardier CL300 aircraft bearing U.S. registration number N585LE, and manufacturer's serial number 20191(“Original Aircraft”);

WHEREAS, as of the Effective Date the Lessor has disposed of the Original Aircraft and is the lessee of the Aircraft described and referred to herein;

WHEREAS, Lessee and Lessor desire to amend and restate in its entirety the Original Lease of the Original Aircraft as provided for herein and to substitute the Original Aircraft with Aircraft and Lessee desires to lease from the Lessor, and Lessor desires to lease to Lessee, the Aircraft, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent leases to other lessees.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.    DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement:

"Aircraft" means the Airframe and the Engines. Such Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or on the ground.

"Airframe" means that certain Gulfstream G550 aircraft bearing U.S. registration number
N330AY, and manufacturer's serial number 5309 together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FARs, the Federal Aviation Act of 1958 as amended, and Title 49, Subtitle VII of the United States Code.

"Business Day" means any day of the year in which banks are not authorized or required to close in the location of Lessor's address for notification.

"Engines" means two (2) Rolls-Royce BR710C4-11 engines bearing manufacturer’s serial numbers 15747 and 15748 together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain leased hereunder whether or not from time to time attached to the Airframe or on the ground.

"FAA" means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.

"FARs" means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Crew” has the meaning specified in Section 5.3 of this Agreement.

"Flight Hour" means each flight hour of use of the Aircraft by Lessee, as recorded on the Aircraft hour meter and measured from the time the Aircraft wheel blocks are removed at the beginning of a flight, to the time the Aircraft wheel blocks are replaced after the Aircraft lands at the end of a flight in one-tenth (1/10th) of an hour increments. Flight Hours also include any flight hours consumed in repositioning the Aircraft to facilitate Lessee’s scheduled itineraries.

“FSDO Notice” means a FSDO Notification Letter in the form of Schedule B attached hereto.

"Lien" means any mortgage, security interest, international interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

"Operating Base" means Westchester County Airport, New York or such other location agreed to by Lessor and Lessee.

“Original Aircraft” shall have the meaning provided for in the first Whereas clause herein.

“Original Lease” shall have the meaning provided for in the first Whereas clause herein.

"Operational Control" has the same meaning given the term in Section 1.1 of the FARs.

“Owner” means KZ Partners, Inc.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

"Pilot in Command" has the same meaning given the term in Section 1.1 of the FARs.

"Rent Payment Date" means the last Business Day of each calendar month.

"Schedule Keeper" means the person designated by Lessor to coordinate the scheduling of the Aircraft.

"Taxes" means all sales taxes, use taxes, retailer taxes, duties, fees, excise taxes (including, without limitation, federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any Taxing Jurisdiction as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee.

"Taxing Jurisdictions" means any federal, state, county, local, airport, district, foreign, or other governmental authority that imposes Taxes.

"Term" means the term of this Agreement set forth in Section 3.1.

SECTION 2.    LEASE AND DELIVERY OF THE AIRCRAFT

2.1
Amendment and Restatement. The Original Lease of the Original Aircraft is hereby amended and restated in its entirety as provided for herein and the Original Aircraft is substituted with Aircraft, and Lessee hereby leases from the Lessor, and Lessor hereby leases to Lessee, the Aircraft, upon and subject to the terms and conditions of this Agreement

2.2
Delivery. The Aircraft shall be delivered by Lessor to the Lessee at the Operating Base or at such other location that is mutually agreeable by Lessor and Lessee prior to each use of the Aircraft in “AS IS”, “WHERE AS” condition subject to each and every disclaimer of warranty and requirements as set forth in Section 4.3 hereof. Upon each such delivery, the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft, and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(1). Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, terrorism, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

2.3
Non-Exclusivity. Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that the Aircraft shall, at other times, be operated by Lessor and may be otherwise subject to lease to others during the Term at Lessor’s sole discretion. During any period during which the Lessor or any other person or entity is utilizing the Aircraft, Lessee’s leasehold rights to possession of the Aircraft under this Agreement shall temporarily abate, but all other provisions of this Agreement shall nevertheless continue in full force and effect.

2.4
FSDO Notice. At least 48 hours prior to the first flight to be conducted under this Agreement, Lessee shall complete the FSDO Notice attached hereto as Schedule B and deliver the completed FSDO Notice by facsimile to the FAA Flight Standards District Office located nearest to the departure airport of said first flight.

SECTION 3. TERM, SCHEDULING, AND RENT

3.1
Term. The Term shall commence on the Effective Date, and be effective for a period of one (1) year. At the end of the first one (1) year period or any subsequent one (1) year period, the Term shall automatically be renewed for an additional one (1) year period, unless terminated by either party. Either party may terminate this Agreement with or without cause upon forty-eight (48) hours notice to the other party; provided, however, that Lessee shall be permitted to complete any scheduled use of the Aircraft which has commenced.

3.2	Scheduling. Lessee's use of the Aircraft during the Term of this Agreement is non-exclusive. The parties agree as follows:

(a)
Use by Lessor and Other Lessees. Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis, that Lessor has the absolute right to determine the availability of the Aircraft for Lessee and that Lessor's use of the Aircraft shall have priority over the availability of the Aircraft for lease to Lessee or any other party. Lessor agrees that at such times as the Aircraft is not undergoing maintenance or being used by Lessor, Lessee and all other lessees of the Aircraft shall have equal rights to use of the Aircraft and that all use of the Aircraft shall be scheduled on a "first come, first served" basis; provided, however, that Lessee and all other lessees shall cooperate in good faith on all scheduling matters and shall use their respective best efforts to avoid scheduling conflicts involving the Aircraft.

(b)	Designation of Schedule Keeper. Lessor shall advise Lessee of the individual or entity that will coordinate the scheduling of the Aircraft.

(c)	Minimum Usage by Lessee. Nothing contained herein shall obligate Lessee to any minimum usage of the Aircraft, it being understood and agreed that Lessee’s usage shall be on an “as-needed” basis.

3.3
Rent. The Lessee shall pay rent in an amount equal to the Hourly Rent specified in Schedule A attached hereto (which amount may be modified from time to time upon mutual agreement of the parties hereto by executing a supplement in the form attached hereto as Schedule A-1) for each Flight Hour of use of the Aircraft by Lessee. All rent accrued during any calendar month shall be payable in arrears on the Rent Payment Date in the immediately succeeding calendar month without further demand or invoice. All rent shall be paid to the Lessor in immediately available U.S. funds and in form and manner as the Lessor in its sole discretion may instruct Lessee from time to time. In the event the Lease is terminated by either party pursuant to Section 3.1, Lessee shall pay upon demand all outstanding Hourly Rent for each used Flight Hour.

3.4
Taxes.     Neither rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied by any Taxing Jurisdictions as a result of the lease of the Aircraft to Lessee. Lessee shall remit to Lessor all such Taxes together with each payment of rent pursuant to Section 3.3.

SECTION 4.     REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES

4.1	Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof and during the entire Term hereof as follows:

4.1.1 Lessee is a validly organized limited liability company under the laws of the State of Delaware, and the person executing on behalf of Lessee has full power and authority to execute this Agreement on behalf of Lessee and by such execution shall bind Lessee under this Agreement.

4.1.2 No action, suit, or proceeding is currently pending or threatened against Lessee which shall in any material way affect Lessee's financial status as of the date hereof, or impair the execution, delivery, or performance by Lessee of this Agreement.

4.1.3 The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary corporate action and do not conflict with any provision of Lessee’s articles of organization, bylaws, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.4 Lessee is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.5 Lessee will not permit the Aircraft to be operated in any manner contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any applicable statute, regulation, ordinance, or other law.
4.1.6    Lessee acknowledges and agrees that if it exercises operational control over the Aircraft under 14 C.F.R. Part 91, it shall be independently responsible for the safety of the flight operations and for complying with all applicable laws and insurance requirements relating to the possession, operation, and maintenance of the Aircraft.

4.2	Intentionally Omitted.

4.3
Disclaimer of Warranties. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON AN "AS IS" BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE AND LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR, EXPRESS, IMPLIED, ARISING BY LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE WITH RESPECT TO THE DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT. LESSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO LESSEE OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE FOLLOWING, REGARDLESS OF ANY NEGLIGENCE OR FAULT OF LESSOR: (A) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR BY ANY INADEQUACY THEREOF, ANY DEFICIENCY OR DEFECT IN THIS AGREEMENT OR ANY OTHER CIRCUMSTANCES IN CONNECTION WITH THE AIRCRAFT OR THIS AGREEMENT; (B) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR ANY RISKS RELATING THERETO; OR (C) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR CONSEQUENTIAL DAMAGES. LESSEE SHALL INDEMNIFY, DEFEND AND HOLD LESSOR HARMLESS FROM AND AGAINST ANY

AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, INJURIES (OR DEATH), DAMAGES, LIABILITIES, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES) ARISING FROM OR IN ANY WAY RELATING TO LESSEE'S LEASE OR POSSESSION OF THE AIRCRAFT DURING THE TERM AND SUCH INDEMNIFICATION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

SECTION 5.	REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

5.1
Title and Registration. Title to the Aircraft shall remain vested in Owner at all times during the Term to the exclusion of Lessee and that Lessor shall have only such rights as shall be specifically set forth herein. Lessor represents that as of the date of this Agreement the Aircraft is, and throughout the Term the Aircraft shall remain, lawfully registered as a civil aircraft of the United States.

5.2
Use and Operation. Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft while in its possession during the Term of this Agreement. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or "for hire" basis except to the limited extent permitted under Subpart F of Part 91 of the FARs, if applicable. Lessee agrees not to operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to knowingly operate the Airframe or any Engine or knowingly permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or to knowingly use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not knowingly use or operate the Aircraft in violation of any Applicable Law, or contrary to any manufacturer's operating manuals or instructions. Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law nor shall it be used during the existence of any known defect except in accordance with the FARs.

5.3
Operating Costs. Except as otherwise provided herein, Lessor shall pay certain fixed and variable costs of operating the Aircraft, including, without limitation, all costs of insurance, hangarage at the Operating Base, maintenance and inspections, overhauls, oil, and other lubricants. The foregoing notwithstanding, Lessee shall, at its own expense, (i) pay costs of fuel required for operation of Lessee’s flights, (ii) pay standard catering costs, (iii) locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel (including mechanic) required for Lessee's operations of the Aircraft (collectively the "Flight Crew"), and (iv) pay all miscellaneous out-of-pocket expenses incurred in connection with Lessee's operation of the Aircraft, including, but not limited to, landing fees, ramp fees, overnight hangar fees, de-icing costs, contaminant recovery costs, special-request catering and commissary costs, in-flight entertainment and telecommunications charges, ground transportation, Flight Crew travel expenses, charts, manuals, and other publications obtained for the specific flight, and any other similar items.

5.4
Maintenance of Aircraft. Lessee shall perform, or cause to be performed, all pre- and post-flight inspections in accordance and as required by the FAA-approved inspection program for the Aircraft. Lessee shall notify Lessor, or cause Lessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during any such inspection. Subject to the foregoing, Lessor shall be solely responsible for arranging the performance of all maintenance and inspections of the Aircraft during the Term, shall ensure that the Aircraft is maintained in an airworthy condition during the Term, and shall coordinate the performance of and payment for all repairs and maintenance of the Aircraft.

5.5
Flight Crew. All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft. All members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program, including initial and recurrent training and, where appropriate, contractor-provided simulator training.

5.6
Operational Control. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "DRY" OPERATING LEASE. Lessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Lessee in all phases of such flights.

5.7
Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command member of the Flight Crew retained by Lessee pursuant to Section 5.3, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay to Lessor.

5.8
Right to Inspect. Lessor and its agents shall have the right to inspect the Aircraft at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.9	Modification of Aircraft. Lessee shall not make or permit to be made any modification or alteration, improvement, or addition to the Aircraft without the express written consent of Lessor.

5.10
Fines, Penalties and Forfeitures. Lessee shall be solely responsible for any fines, penalties or forfeitures relating in any manner to the operation or use of the Aircraft by Lessee under this Agreement.

SECTION 6. CONDITION DURING TERM AND RETURN OF AIRCRAFT

6.1
Return. Upon completion of each use of the Aircraft by Lessee during the Term, Lessee shall return the Aircraft to the Lessor by delivering the same to the Operating Base, fully equipped with all Engines installed thereon. Upon each such delivery, the Aircraft shall be in as good operating condition as at it was in when Lessor delivered the Aircraft to Lessee, ordinary wear and tear excepted, and the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(1). Nothing contained in this Section 6.1 may be interpreted to require Lessee to perform any maintenance or other obligation which is the responsibility of the Lessor pursuant to Section 5.4 hereof; provided, however, that Lessee shall be obligated to ensure that Lessor is advised of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during each period during the Term commencing with the delivery of the Aircraft to Lessee and terminating when the Aircraft has been redelivered to Lessor in the condition required hereunder.

SECTION 7. LIENS

7.1
Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee's or its agents' or representatives' action or inaction. Lessee shall notify Lessor promptly upon learning of any liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such lien promptly after the same becomes known to it.

SECTION 8. INSURANCE

8.1
Liability. Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Three Hundred Million United States Dollars (USD$300,000,000.00) Combined Single Limit for the benefit of itself and Lessee and their respective directors, officers, employees and agents as named insureds in connection with the use of the Aircraft by Lessee as operator. Said policy shall be an occurrence policy and shall also include as additional insured Lessee and its affiliated companies and their officers, directors employees and agents (“Additional Insureds”).

8.2
Hull. Lessor shall maintain aircraft hull insurance in the amount of twenty six million United States Dollars (US$26,000,000) which the parties agree shall be deemed to be the full replacement value of the Aircraft, and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear. Said policy shall contain a waiver of subrogation clause in favor of all Additional Insureds.

8.3	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance upon execution of this Agreement and thereafter reasonably upon request therefor.

8.4
Conditions of Insurance. Each insurance policy required hereunder shall insure the interest of Lessee regardless of any breach or violation by Lessor of any warranties, declarations, or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessee. The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessee for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessee. Each policy shall contain an agreement by the Insurer to provide Lessee with thirty (30) days' advance written notice of any deletion, cancellation, or material change in coverage.

8.5
Insurance Companies. Each insurance policy required hereunder shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessee in any competent state or federal court in the United States or its territories.

SECTION 9. DEFAULTS AND REMEDIES

9.1    Upon the occurrence of any failure by a party hereto duly to observe or perform any of its obligations hereunder, and at any time thereafter so long as the same shall be continuing, the other party may, at its option, declare in writing that this Agreement is in default; and at any time thereafter, so long as the outstanding default shall not have been remedied, the non-defaulting party may cancel, terminate, or rescind this Agreement and may exercise any and all remedies available to it at law or in equity.

SECTION 10. NOTICES

10.1
All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered by hand or on the next Business Day when sent by overnight courier or when transmitted by means of facsimile or e-mail (with request for assurance of receipt in a manner typical with respect to communications of that type and followed promptly with the original thereof and a copy sent simultaneously therewith by first class mail, postage prepaid) in each case at the address set forth below:

If to Lessor:	Kewsong Lee
##########
##########
E-mail: Kewsong.Lee@carlyle.com

If to Lessee:	Carlyle Investment Management L.L.C.
1001 Pennsylvania Ave. NW
Suite 220
Washington, DC 20004
Attn: Jeffrey Ferguson
E-mail: Jeffrey.Ferguson@carlyle.com

SECTION 11. EVENT OF LOSS AND INDEMNIFICATION

11.1
Notification of Event of Loss. In the event any damage to or destruction of the Aircraft shall occur, while the Aircraft is in the possession of Lessee, or in the event of any whole or partial loss of the Aircraft during such time, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority, Lessee shall immediately:

11.1.1 report the event of loss to Lessor, the insurance company or companies, and to any and all applicable governmental agencies; and

11.1.2 furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.

11.2
Repair or Termination. In the event the Aircraft is partially destroyed or damaged, Lessor shall have the option, in its sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement. Within five (5) days after the date of such partial destruction or damage, Lessor shall give written notice to Lessee specifying whether Lessor has elected fully to repair the Aircraft and, if so, the expected date the Aircraft will be fully repaired and available for Lessee’s use in accordance with this Agreement, or to terminate this Agreement, which termination shall be effective immediately upon such written notice from Lessor to Lessee setting forth Lessor's election to so terminate this Agreement.

11.3
Indemnification. Lessee hereby releases, and shall defend, indemnify and hold harmless Lessor and its shareholders, members, directors, officers, managers, employees, successors and assigns, from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys' fees and other reasonable costs and expenses, directly or indirectly arising from the use of the Aircraft by Lessee to the extent of available insurance.

SECTION 12. MISCELLANEOUS

12.1
Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2
Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3
Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

12.4
Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their agents, servants and personal representatives.

12.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

12.6
Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

12.7
Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

12.8
No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

12.10
Governing Law. This Agreement has been negotiated and delivered in the State of New York and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.11
Jurisdiction and Venue. Each party hereby consents to the nonexclusive jurisdiction and venue of the state and federal courts serving the State of New York. Nothing in this Agreement shall, however, prohibit any party from seeking enforcement of this Agreement in any appropriate court and in any jurisdiction where the party against whom enforcement is sought is subject to personal jurisdiction and where venue is proper.

[Remainder of Page Intentionally Left Blank]

SECTION 13. TRUTH IN LEASING

13.1	THE PURPOSE OF THIS PROVISION IS TO COMPLY WITH 14 CODE OF FEDERAL REGULATIONS PART 91.23 ENTITLED “TRUTH IN LEASING”.

                              (a)    OWNER CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF THE FEDERAL AVIATION REGULATIONS (“FAR”), PART 135 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET DURING SUCH PORTION OF THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT AS THE AIRCRAFT HAS BEEN OWNED BY THE OWNER.

                              (b)    LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

                              (c)    LESSEE UNDERSTANDS AND CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT WHEN THE AIRCRAFT IS OPERATED PURSUANT TO THIS AGREEMENT; AND LESSEE UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS.

                              (d)    OWNER AND LESSEE UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

Kewsong Lee

By:          /s/ Kewsong Lee
Print: Kewsong Lee
Title:

LESSEE:

Carlyle Investment Management L.L.C.

By:          /s/ Pamela L. Bentley
Print: Pamela L. Bentley
Title: Chief Accounting Officer

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule A

Hourly Rent: $3721.87 per Flight Hour

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule A-1

Supplement No. ___ to Non-Exclusive Aircraft Lease Agreement

Supplement No. ___ dated __________ ___, 20__ (this “Supplement”), is between Kewsong Lee ("Lessor"), and Carlyle Investment Management L.L.C. ("Lessee") and relates to that certain Non-Exclusive Aircraft Lease Agreement dated as of _________ ___, 2017 (as amended, modified and supplemented, the “Lease”).

WHEREAS, Lessor and Lessee have agreed to modify the Hourly Rent pursuant to Section 3.3 of the Lease.

NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

As of the date of execution of this Supplement, the Hourly Rent shall be $______, which shall supersede the Hourly Rent listed on Schedule A hereto (or otherwise agreed to by the parties in a supplement entered into prior to the date hereof).

All of the terms and provisions of this Supplement are hereby incorporated by reference in the Lease to the same extent as if fully set forth therein.

This Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Supplement No. ___ to the Non-Exclusive Aircraft Lease Agreement to be duly executed as of the date set forth above.

LESSOR:

Kewsong Lee

By:    ______________________________
Print:
Title:

LESSEE:

Carlyle Investment Management L.L.C.

By:    ______________________________
Print:
Title:

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule B

FSDO Notification Letter

[ date ]

Via Facsimile
Fax: [ applicable FSDO office fax number ]

Federal Aviation Administration
[ ] FSDO Office
[FSDO Address]

RE:	FAR Section 91.23 FSDO Notification
First Flight Under Lease of one [aircraft type] Aircraft Model [ ] bearing U.S. registration number N[ ] and manufacturer’s serial number [ ].

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned will acquire and take delivery of a leasehold interest in the above referenced aircraft on or about the [ ] day of [ ], 2018, and that the first flight of the aircraft under the lease will depart from [ ]Airport on the [ ] day of [ ], 2018, at approximately [ ] local time.

Should you require any additional information, please contact my pilot, [ ], at telephone: [ ]

Sincerely,

____________________________

[ ], Lessee